Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED  DECEMBER 31, 2022

Doylestown, Pennsylvania- February 17, 2023.  HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the Company for the year ended December 31, 2022. Net income for the year ended December 31, 2022, was $2.2 million ($1.12 per basic share and $1.06 per diluted share) versus net income of $4.1 million ($2.04 per basic share and $1.98 per diluted share), for the year ended December 31, 2021. For 2022, net interest income increased to $18.8 million and net interest margin continues to improve, increasing, to 3.42% for the year ended December 31, 2022 compared to 2021.

Travis J. Thompson, Esq., Chairman  & CEO, commented, “We are pleased to announce our business banking initiative continues to grow with net interest income increasing 30% year over year, all while expanding our net interest margin 25% over that same period.  This additional income helped off-set the cyclical nature of our non-interest income, which is currently lower due to the declining mortgage market, and also off-set the one-time merger expenses booked in the 4th quarter of 2022.”

Additionally, Mr. Thompson stated, “We are further pleased to report that HV Bancorp, Inc. has received shareholder approval at our February 15th, 2023 Special Meeting to move forward with the planned merger with FCCB. Our shareholders voted overwhelmingly in favor of the merger with greater than 99% of the votes cast voting in favor of the proposed transaction.”

As previously announced, on October 18, 2022, the Company, the Bank, Citizens Financial Services, Inc. (“Citizens Financial”), First Citizens Community Bank (“FCCB”) and CZFS Acquisition Company, LLC entered into a merger agreement that provides that the Company will merge with and into Citizens Financial, with Citizens Financial remaining as the surviving corporation (the “Merger”). Following the Merger, the Bank will merge with and into FCCB, with FCCB remaining as the surviving bank.

At the effective time of the Merger, each outstanding share of Company common stock will be converted into the right to receive, at the election of such holder, either (i) 0.4000 shares of Citizens Financial common stock, or (ii) $30.50 in cash, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that 80% of the aggregate merger consideration paid to the Company shareholders will be the stock consideration and the remaining 20% will be the cash consideration.

The Merger is expected to be completed in the first half of 2023.

Highlights for the year ended December 31, 2022 include:

•	For 2022, net interest income was $18.8 million compared to $14.5 million in 2021, an increase of 30.0%.

•	Net interest margin continues to improve, increasing from 2.57% for the year ended December 31, 2021, to 3.42% for the year ended December 31, 2022.

•

Non-interest income decreased by $5.5 million for the year ended December 31, 2022 from 2021 as a result of $8.4 million in decreased gain on sale of mortgage loans from reduced origination volume, which was the result of the rising interest rate environment combined with limited housing inventory. Offsetting the decrease in gains on sale of loans for the year ended December 31, 2022 was a $1.0 million gain on sale of mortgage servicing rights, net.

•	Asset quality improved as non-performing loans decreased to $3.1 million, or 0.64% of total loans, at December 31, 2022 from $3.8 million, or 1.14% of total loans, at December 31, 2021.

Balance Sheet: December 31, 2022, compared to December 31, 2021

Total assets increased $55.7 million to $615.8 million at December 31, 2022, from $560.1 million at December 31, 2021. The increase was primarily the result of increases of $143.8 million in loans receivable, net, $40.9 million in investment securities, $3.7 million in bank-owned life insurance and $1.1 million in other assets, which were offset by decreases of $104.5 million in cash and cash equivalents, $25.3 million in loans held-for-sale and $3.2 million in mortgage servicing rights. During the quarter ended June 30, 2022, the Company transferred available-for-sale securities to the held-to maturity category with an amortized cost of approximately $29.8 million at December 31, 2022.

Total liabilities increased $56.2 million to $573.7 million at December 31, 2022, from $517.5 million at December 31, 2021. The increase in total liabilities was primarily from a $61.2 million net increase in deposits offset by decreases of $3.1 million in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF"), $1.4 million in other liabilities and $796,000 in the operating lease liabilities.  Deposits increased $61.2 million to $525.2 million at December 31, 2022, from $464.0 million at December 31, 2021. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) increased $26.4 million to $458.2 million at December 31, 2022 from $431.8 million at December 31, 2021. Certificates of deposit increased $34.8 million to $67.0 million at December 31, 2022 from $32.2 million at December 31, 2021.

Total shareholders’ equity decreased $543,000 to $42.1 million at December 31, 2022, compared to $42.6 million at December 31, 2021. This decrease was primarily because of comprehensive losses of $3.1 million due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio, which reflects recent increases in market interest rates and $372,000 in treasury stock repurchases primarily as part of the stock repurchase plan. Offsetting these decreases was net income of $2.2 million for the year ended December 31, 2022, share based compensation expense of $535,000, ESOP shares committed to be released of $46,000 and a stock option exercise of $136,000.

Income Statement: For the year ended December 31, 2022, compared to December 31, 2021

Net Interest Income:

Commensurate with the growth in net interest-earning assets, net interest income increased $4.3 million to $18.8 million for the year ended December 31, 2022, from $14.5 million for the year ended December 31, 2021. Our net interest-earning assets increased $9.0 million to $114.9 million for the year ended December 31, 2022, from $105.9 million for the year ended December 31, 2021.

Provision for loan losses:

Provision for loan losses increased by $982,000 to $1.5 million for the year ended December 31, 2022, from $553,000 during the year ended December 31, 2021. During the year ended December 31, 2022 and 2021, net charge-offs of $316,000 and $202,000 were recorded.

Non-Interest Income:

Non-interest income was $7.9 million for the year ended December 31, 2022 compared to $13.4 million for the year ended December 31, 2021. The decrease in non-interest income of $5.5 million was primarily due to a $8.4 million decrease in the gain on sale of loans, net offset by a $1.0 million gain on sale of mortgage servicing rights, net, $730,000 decrease in the change in fair value of loans held-for-sale, and a $426,000 decrease in loss on derivative instruments. Included in other income for the year ended December 31, 2022, was a $352,000 gain on settlement of bank-owned life insurance.

Non-Interest Expense:

Total non-interest expense was $22.4 million for the year ended December 31, 2022, compared to $21.9 million for the year ended December 31, 2021. For the year ended December 31, 2022, the increase of $526,000 was primarily a result of $630,000 increase in other expenses and $191,000 increase in professional fees offset by a decrease of $163,000 in data processing related operations expense, and $148,000 in salaries and employee benefits expense. Included in other expenses for the year ended December 31, 2022 was $495,000 in expenses related to the Merger.

Income Taxes:

Income tax expense was $575,000 for the year ended December 31 2022 compared to $1.5 million during fiscal year 2021.  The decrease in income tax expense for the year ended December 31, 2022, compared to a year ago was a result of a decrease in income before taxes and tax exempt bank-owned life insurance death benefits.

Net Income & Book Value:

Net income decreased $1.9 million to $2.2 million, approximately $1.12 per basic share and $1.06 per diluted share for the year ended December 31, 2022, as compared to $4.1 million, or approximately $2.04 per basic share and $1.98 per diluted share for the year ended December 31, 2021. Book value per share decreased to $18.77 at December 31, 2022, from $19.64 at December 31, 2021, largely as a result of the drop in fair value of the investment securities classified as available for sale (AFS). The drop in value of the AFS portfolio was the result of increases in market interest rates and is recorded in accumulated other comprehensive income.

Asset quality:

At December 31, 2022, the Company’s non-performing assets totaled $3.1 million, or 0.50% of total assets, compared to $3.8 million or 0.67% of total assets at December 31, 2021. There was $59,000 in other real estate owned (“OREO”) included in the non-performing assets at December 31, 2022 compared to no OREO at December 31, 2021. Total non-performing loans decreased to $3.0 million, or 0.64% of total loans, at December 31, 2022 from $3.8 million, or 1.14% of total loans, at December 31, 2021 as a result of non-performing loan decreases of $1.2 million in one construction loan, decreases of $279,000 in medical education loans and a $95,000 decrease in commercial business loans offset by a $821,000 increase in one-to four-family residential real estate loans compared to December 31, 2021.

The allowance for loan losses totaled $3.6 million, or 0.76% of total loans and 118.54% of total non-performing loans at December 31, 2022, as compared to $2.4 million, or 0.72% of total loans and 63.10% of total non-performing loans at December 31, 2021.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risks related to the Merger, including regulatory approval,  the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 and any other pandemic, epidemic or health-related crisis on current operations, customers and the economy in general, inflation and monetary fluctuations and volatility, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At December 31, 2022	At December 31, 2021	At December 31, 2020
(In thousands)
Financial Condition Data:
Total assets	$615,757	$560,124	$861,607
Cash and cash equivalents	16,280	120,788	414,590
Investment securities available-for-sale, at fair value	55,664	44,512	23,518
Investment securities held-to-maturity, at amortized cost	29,771	—	—
Equity securities	500	500	500
Loans held for sale, at fair value	15,239	40,480	83,549
Loans receivable, net	468,955	325,203	313,811
Deposits	525,238	463,989	730,826
Federal Home Loan Bank advances	26,593	26,431	26,269
Federal Reserve PPPLF advances	—	3,119	48,682
Subordinated debt	9,997	9,996	—
Total liabilities	573,664	517,488	822,680
Total shareholders’ equity	42,093	42,636	38,927

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
(In thousands except per share data)
Operating Data:
Interest income	$7,547	$ 4,268	$22,871	$16,708
Interest expense	2,093	558	4,033	2,213
Net interest income	5,454	3,710	18,838	14,495
Provision (credit) for loan losses	176	(91)	1,535	553
Net interest income after provision for loan losses	5,278	3,801	17,303	13,942
Gain on sale of loans, net	935	3,683	6,492	14,853
Other non-interest (loss) income	(64)	(1,543)	1,386	(1,429)
Non-interest income	871	2,140	7,878	13,424
Non-interest expense	5,733	5,520	22,376	21,850
Income before income taxes	416	421	2,805	5,516
Income tax expense	132	70	575	1,464
Net income	$284	$ 351	$2,230	$4,052

Earnings per share of common stock- Basic	$0.14	$0.18	$1.12	$2.04
Earnings per share of common stock -Diluted	$0.14	$0.17	$1.06	$1.98
Average common shares outstanding- Basic	1,995,352	1,990,449	1,995,745	1,984,430
Average common shares outstanding- Diluted	2,052,582	2,068,410	2,109,733	2,045,077
Shares outstanding of common stock end of period	2,242,421	2,170,397	2,242,421	2,170,397
Book value per share	$18.77	$19.64	$18.77	$19.64

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Performance Ratios:
Return on average assets(1)	0.18%	0.25%	0.38%	0.69%
Return on average equity(1)	2.86	3.60	5.50	10.37
Interest rate spread (2)	3.37	2.73	3.23	2.48
Net interest margin (3)	3.71	2.83	3.42	2.57
Efficiency ratio (4)	90.64	94.36	83.76	78.26
Average interest-earning assets to average interest-bearing liabilities	124.36	124.05	126.35	123.17

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.50%	0.67%	0.50%	0.67%
Non-performing loans as a percent of total assets	0.49	0.67	0.49	0.67
Non-performing loans as a percent of total loans	0.64	1.14	0.64	1.14
Allowance for loan losses as a percent of non-performing loans	118.54	63.10	118.54	63.10
Allowance for loan losses as a percent of total loans	0.76	0.72	0.76	0.72
Net charge-offs to average outstanding loans during the period	0.00	0.00	0.08	0.06

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	10.67%	12.46%	10.67%	12.46%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.68	8.24	8.68	8.24
Tier 1 risk-based capital (to risk weighted assets)	10.67	12.46	10.67	12.46
Total risk-based capital (to risk weighted assets)	11.38	13.11	11.38	13.11
Average equity to average total assets (7)	6.63	7.03	6.98	6.62

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(1)	Annualized for the three months ended December 31, 2022 and 2021.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.